UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2014

Kraft Foods Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-35491

Virginia	36-3083135
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Three Lakes Drive, Northfield, IL 60093-2753
(Address of principal executive offices, including zip code)

(847) 646-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.

Item 1.02. Termination of Material Definitive Agreement.

On May 29, 2014, in connection with entering into the Agreement (as defined below), we terminated our existing $3.0 billion five-year revolving credit agreement, dated May 18, 2012 (the “Previous Facility”). No early termination penalties were incurred as a result of the termination of the Previous Facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 29, 2014, we entered into a revolving credit agreement (the “Agreement”) for a five-year senior unsecured revolving credit facility in an aggregate principal amount of $3.0 billion with the lenders named in the Agreement; JPMorgan Chase Bank, N.A. and Barclays Bank PLC as administrative agents; and J.P. Morgan Securities LLC, Barclays Bank PLC, Citigroup Global Markets Inc., and RBS Securities Inc. as joint lead arrangers and joint bookrunners. The Agreement replaces our Previous Facility. Unless extended, the Agreement will terminate on May 29, 2019. The Agreement provides that we may request that the lenders extend their commitments for successive one-year or two-year periods provided that the Agreement does not have a maturity that exceeds five years at any time.

Under the Agreement, we and certain of our subsidiaries that we may designate may borrow advances up to the aggregate amount of the unused commitments under the revolving facility. Under the Agreement, we guarantee the obligations of any subsidiary borrower. We may request the amount of the revolving facility be increased by up to $1.0 billion in the aggregate with the agreement of the lenders providing the increased commitments. All committed pro rata borrowings under the revolving facility will bear interest at a variable annual rate based on LIBOR or base rate, at our election, plus an applicable margin (as determined pursuant to the Agreement by reference to the rating of our long-term senior unsecured debt). The revolving facility includes borrowing capacity in the form of letters of credit up to $300.0 million.

The Agreement requires us to maintain a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses, cumulative effects of any changes in accounting principles, and any income or losses recognized in connection with “mark-to-market” accounting in respect of pension and other retirement plans) of at least $2.4 billion. The Agreement also contains customary representations, covenants and events of default.

We expect to use the Agreement for general corporate purposes, including for working capital purposes, and to support our commercial paper issuances. Certain of the lenders under the

Agreement, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for us and our subsidiaries, for which they have in the past and may in the future receive customary fees and commissions. In addition, we and certain of our subsidiaries have entered into foreign exchange and other derivatives arrangements with certain of the lenders and their affiliates.

This description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which we expect to file with our Quarterly Report on Form 10-Q for the quarter ending June 28, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Group, Inc.

Date: May 29, 2014	By:	/s/ Kim K. W. Rucker
Kim K. W. Rucker
Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary